Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

(847) 908-1605

MEDIA CONTACT:

Geoff Curtis, WCG

(312) 646-6298

SAGENT PHARMACEUTICALS REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

-Conference Call Today at 10:00 a.m. EST-

SCHAUMBURG, Ill., November 7, 2011 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) today announced financial results for the quarter ended September 30, 2011.

Third Quarter 2011 Highlights

•	Launched six new products, including generic levofloxacin in pre-mixed bags, gemcitabine at patent expiry and paclitaxel, a critical oncology product on the FDA drug shortage list;

•	Revenue increased 94% to $41.3 million driven by product launches;

•	Gross profit increased to $6.9 million, or 16.8% of net revenue on strong margins from newly launched products;

•	SG&A as a percentage of sales declined to 16.2% as operating leverage continues to improve;

•	Received the 2011 North American Frost & Sullivan Award for Product Quality Leadership for Sagent’s PreventIV Measures (SM) packaging and labeling system used in the heparin product line.

“I am very pleased with the growth we achieved during the quarter, nearly doubling our gross margin percentage from the second quarter,” said Jeffrey M. Yordon, chief executive officer, founder, and chairman of the board of Sagent. “We have seen strong demand for our new product launches, especially levofloxacin, where we were the first company to launch and gemcitabine. In addition, we have been able to help alleviate market shortages through the launches of vecuronium and paclitaxel. We expect to continue our revenue and gross margin momentum in the fourth quarter, while focusing on the launch of 40 additional products, which are represented by 75 ANDAs that have been recently approved or are pending approval by the FDA.”

Financial Results for the quarter ended September 30, 2011

Net revenue for the third quarter of 2011 was $41.3 million, an increase of $20.0 million, or 94%, compared to $21.3 million in the third quarter of 2010. The increase is driven by $23.2 million in revenue from the launch of 28 new codes or presentations of 10 new products since September 2010, partially offset by declines in existing products, primarily due to price. Gross profit for the third quarter of 2011 was $6.9 million, or 16.8% of net revenues, compared to $2.7 million, or 12.9% of net revenues, in the third quarter of 2010.

Total operating expenses for the third quarter of 2011 increased 46% to $10.5 million, compared with $7.2 million for the same period in 2010. Product development expense for the third quarter totaled $3.5 million compared to $2.5 million in the third quarter 2010, with the increase due primarily to the milestone payments for ongoing development activities. Selling, general and administrative (“SG&A”) expenses for the third quarter of 2011 totaled $6.7 million compared to $4.5 million in the third quarter of 2010, the increase due primarily to increases in headcount and corporate infrastructure to support revenue growth and manage our requirements to operate as a public company. SG&A comprised 16.2% and 21.1% of net revenue in the third quarter of 2011 and 2010, respectively. The decrease in SG&A as a percentage of net revenue reflects the significant sales growth over Sagent’s relatively fixed selling and administrative infrastructure.

Including the impact of interest and other non-operating expenses, the net loss for the three months ended September 30, 2011 decreased $0.1 million to $4.7 million compared to the third quarter of 2010.

Financial Results for the nine months ended September 30, 2011

Net revenue for the first nine months of 2011 was $103.9 million, an increase of $63.4 million, or 157%, compared to $40.5 million in the first nine months of 2010. Product launches since September 2010 contributed $31.6 million, or 50%, of the net revenue increase. Gross profit for the first nine months of 2011 was $14.3 million, or 13.7% of net revenues, compared to $2.9 million, or 7.2% of net revenues, in the first nine months of 2010. We continue to expect that gross profit as a percentage of net revenues will be in the mid-teens for the full year.

Total operating expenses for the first nine months of 2011 increased 24% to $27.9 million, compared with $22.6 million for the same period in 2010. Product development expense for the first nine months of 2011 totaled $8.2 million compared to $8.6 million in the first nine months of 2010. SG&A expenses for the first nine months of 2011 totaled $18.1 million compared to $13.0 million in the prior year, and represented 17.5% and 32.1% of net revenue for the first nine months of 2011 and 2010, respectively.

Including the impact of interest and other non-operating expenses, the net loss for the nine months ended September 30, 2011 decreased $3.6 million to $17.3 million compared to the first nine months of 2010.

Liquidity

Our cash and cash equivalents and short term investments at September 30, 2011 were $114.3 million, and our working capital totaled $127.1 million.

Conference Call Information

Sagent will host its third quarter conference call today beginning at 10:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 20380745.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statement

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including but not limited to our expected gross margin percentage, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, the difficulty of predicting the timing or outcome of product development efforts and FDA approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; and such other risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s most recent quarterly report on Form 10-Q and Sagent’s IPO prospectus filed on April 21, 2011. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Financial Tables

Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended September 30,
	2011	2010	$ change	% change
Net revenue	$41,281	$21,269	$20,012	94%
Cost of sales	34,344	18,535	15,809	85%

Gross profit	6,937	2,734	4,203	154%
Gross profit as % of net revenue	16.8%	12.9%

Operating expenses:
Product development	3,460	2,534	926	37%
Selling, general and administrative	6,688	4,481	2,207	49%
Equity in net loss of joint ventures	401	212	189	89%

Total operating expenses	10,549	7,227	3,322	46%

Loss from operations	(3,612)	(4,493)	881	20%
Interest income and other	104	14	90	643%
Interest expense	(1,223)	(243)	(980)	(403)%
Change in fair value of preferred stock warrants	—	(140)	140	100%

Loss before income taxes	(4,731)	(4,862)	131	3%
Provision for income taxes	—	—	—	0%

Net loss	$(4,731)	$(4,862)	$131	3%

Net loss per common share:
Basic	$(0.17)	$(2.47)	$2.30	93%
Diluted	$(0.17)	$(2.47)	$2.30	93%

Shares outstanding, basic and diluted	27,875	1,972	25,903

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Nine months ended September 30,
	2011	2010	$ change	% change
Net revenue	$103,879	$40,473	$63,406	157%
Cost of sales	89,604	37,544	52,060	139%

Gross profit	14,275	2,929	11,346	387%
Gross profit as % of net revenue	13.7%	7.2%

Operating expenses:
Product development	8,191	8,600	(409)	(5)%
Selling, general and administrative	18,139	13,002	5,137	40%
Equity in net loss of joint ventures	1,598	979	619	63%

Total operating expenses	27,928	22,581	5,347	24%

Loss from operations	(13,653)	(19,652)	5,999	31%
Interest income and other	179	22	157	714%
Interest expense	(2,985)	(710)	(2,275)	(320)%
Change in fair value of preferred stock warrants	(838)	(548)	(290)	(53)%

Loss before income taxes	(17,297)	(20,888)	3,591	17%
Provision for income taxes	—	—	—	0%

Net loss	$(17,297)	$(20,888)	$3,591	17%

Net loss per common share:
Basic	$(0.99)	$(10.82)	$9.83	91%
Diluted	$(0.99)	$(10.82)	$9.83	91%

Shares outstanding, basic and diluted	17,480	1,931	15,549

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts )

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,533	$34,376
Restricted cash and cash equivalents	673	208
Short term investments	76,778	—
Accounts receivable, net of chargebacks and other deductions	31,625	18,939
Inventories	37,789	30,567
Due from related party	340	868
Prepaid expenses and other current assets	2,968	5,435

Total current assets	187,706	90,393
Restricted cash and cash equivalents	100	100
Property, plant, and equipment, net	829	785
Investment in joint ventures	22,727	24,466
Intangible assets, net	4,802	2,613
Other assets	586	232

Total assets	$216,750	$118,589

Liabilities, preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$18,473	$24,449
Due to related party	2,756	2,494
Accrued profit sharing	5,080	3,717
Accrued liabilities	6,436	4,800
Preferred stock warrants	—	1,432
Current portion of long-term debt	8,182	—
Notes payable	19,669	20,726

Total current liabilities	60,596	57,618

Long term liabilities:
Long-term debt	6,136	—
Other long-term liabilities	606	6

Total liabilities	67,338	57,624

Total preferred stock	—	157,774

Total stockholders’ equity (deficit)	149,412	(96,809)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$216,750	$118,589